Exhibit 5.1

1221 Peachtree Street, N.E. • Suite 400 • Atlanta, Georgia 30361

Telephone: +1.404.521.3939 • jonesday.com

July 10, 2025

Bunge Global SA

Bunge Limited Finance Corp.

c/o Bunge Global SA

1391 Timberlake Manor Parkway

Chesterfield, MO 63017

Re:	Registration Statement on Form S-4 Filed by Bunge Global SA and Bunge Limited Finance Corp. Relating to the Exchange Offers (as defined below)

Ladies and Gentlemen:

We have acted as counsel for Bunge Limited Finance Corp., a Delaware corporation (the “Issuer”), and Bunge Global SA, a stock corporation incorporated under the laws of Switzerland (the “Guarantor”), in connection with the Registration Statement on Form S-4 to which this opinion has been filed as an exhibit (the “Registration Statement”). The Registration Statement relates to the proposed issuance and exchange (the “Exchange Offers”) of (i) up to 579,763,000 aggregate principal amount of 2.000% Senior Notes due 2026 of the Issuer (the “2026 Exchange Notes”) for an equal principal amount of 2.000% Senior Notes due 2026 of the Issuer (the “Outstanding 2026 Notes”); (ii) up to 439,733,000 aggregate principal amount of 4.900% Senior Notes due 2027 of the Issuer (the “2027 Exchange Notes”) for an equal principal amount of 4.900% Senior Notes due 2027 of the Issuer (the “Outstanding 2027 Notes”); (iii) up to 598,591,000 aggregate principal amount of 3.200% Senior Notes due 2031 of the Issuer (the “2031 Exchange Notes”) for an equal principal amount of 3.200% Senior Notes due 2031 of the Issuer (the “Outstanding 2031 Notes”); and (iv) up to 299,800,000 aggregate principal amount of 5.250% Senior Notes due 2032 of the Issuer (collectively with the 2026 Exchange Notes, the 2027 Exchange Notes and the 2031 Exchange Notes, the “Exchange Notes”) for an equal principal amount of 5.250% Senior Notes due 2031 of the Issuer (collectively with the Outstanding 2026 Notes, the Outstanding 2027 Notes and the Outstanding 2031 Notes, the “Outstanding Notes”). The Outstanding Notes were, and the Exchange Notes will be, issued pursuant to an Indenture, dated as of September 17, 2024 (the “Base Indenture”), by and among the Issuer, the Guarantor and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”) as amended and supplemented, including by the Second Supplemental Indenture, dated as of July 10, 2025 (the “Supplemental Indenture,” together with the Base Indenture, the “Indenture”), by and between the Issuer, the Guarantor and the Trustee. The Outstanding Notes are, and the Exchange Notes will be, guaranteed (each, a “Guarantee” and, collectively, the “Guarantees”) fully and unconditionally by the Guarantor.

July 10, 2025

In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion.

Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1.	The Exchange Notes, when they are executed by the Issuer, authenticated by the Trustee in accordance with the Indenture and issued and delivered in exchange for the applicable Outstanding Notes in accordance with the terms of the Exchange Offers, will constitute valid and binding obligations of the Issuer.

2.	The Guarantees of the Exchange Notes (each, an “Exchange Guarantee”) of the Guarantor, when issued and delivered in exchange for the Guarantees of the Outstanding Notes (each, an “Outstanding Guarantee”) of the Guarantor in accordance with the terms of the Exchange Offers, will constitute valid and binding obligations of the Guarantor.

The opinions set forth above are subject to the following limitations, qualifications and assumptions:

For purposes of the opinions expressed herein, we have assumed that: (i) the Trustee has authorized, executed and delivered the Indenture; (ii) the Outstanding Notes have been, and the Exchange Notes will be, duly authenticated by the Trustee in accordance with the Indenture; and (iii) the Indenture is the valid, binding and enforceable obligation of the Trustee.

For purposes of our opinions set forth above, we have assumed that (i) the Guarantor is a stock corporation existing and in good standing Swiss law (the “Jurisdiction”); (ii) the Indenture and the Exchange Guarantees (a) have been authorized by all necessary corporate power of the Guarantor and (b) have been executed and delivered by the Guarantor under the laws of the Jurisdiction; and (iii) the execution, delivery, performance and compliance with the terms and provisions of the Indenture and the Exchange Guarantees by the Guarantor do not violate or conflict with the laws of the Jurisdiction, the provisions of the articles of association and organizational regulations of the Guarantor or any rule, regulation, order, decree, judgment, instrument or agreement binding upon or applicable to the Guarantor or its respective properties.

The opinions expressed herein are limited by (i) bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws and related regulations and judicial doctrines from time to time in effect relating to or affecting creditors’ rights and remedies generally and (ii) general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or at equity.

July 10, 2025

For purposes of our opinions insofar as they relate to the Guarantor, we have assumed that the obligations of the Guarantor under the Guarantees are, and would be deemed by a court of competent jurisdiction to be, in furtherance of its corporate or other entity purposes, or necessary or convenient to the conduct, promotion or attainment of the business of the Guarantor and will benefit the Guarantor, directly or indirectly.

As to facts material to the opinions and assumptions expressed herein, we have relied upon oral or written statements and representations of officers and other representatives of the Issuer, the Guarantor and others. The opinions expressed herein are limited to (i) the laws of the State of New York and (ii) the General Corporation Law of Delaware, in each case as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day